Prospectus supplement dated December 14, 2023
to the following initial summary prospectus(es):
Nationwide O Series prospectus dated May 1, 2023
This supplement updates certain information contained in your initial summary prospectus. Please read and retain this supplement for future reference.
Effective December 18, 2023, the following changes apply for new contracts:
I.
For applications signed on or after December 18, 2023, the current charge for the following optional benefit will increase to 1.50%:
•
Nationwide Lifetime Income Rider Plus Core
Accordingly, the following changes apply to the initial summary prospectus:
(1)
The following row from the Optional Benefits Table of the Benefits Under the Contract section is deleted in its entirety and replaced with the following:
Name of Benefit	Purpose	Maximum Fee	Current Fee	Brief Description of Restrictions/ Limitations
Nationwide Lifetime Income Rider Plus Core	Guaranteed lifetime income stream	1.50% (Current Income Benefit Base)	1.50% (Current Income Benefit Base)
• Must be elected at application
• Election is irrevocable
• Not available for beneficially owned
contracts
• Investment limitations
• Current charge could change
• Nationwide may limit subsequent
purchase payments
• Certain ownership changes and
assignments could terminate the
benefit
• Determining life must be between 45
and 85 at application
• Determining life cannot be changed
• Restrictions exist on the parties
named to the contract

(2)
Footnote 6 in the Additional Information About Fees section is deleted in its entirety and replaced with the following:
6
Currently, the charge associated with the Nationwide Lifetime Income Rider Plus Core is equal to 1.50% of the Current Income Benefit Base.
ISP-XXXX
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